UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8 )*


                        International DisplayWorks, Inc.
                        --------------------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
                           --------------------------
                         (Title of Class of Securities)


                                   459412 102
                                   ----------
                                 (CUSIP Number)

                                February 14, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]     Rule 13d-1(b)
[X]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   459412 102                                               Page 2 of 6
            ----------
--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON                             STEPHEN C. KIRCHER
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         a   [ ]
                                                                   b   [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A
--------------------------------------------------------------------------------
                                                5. SOLE VOTING POWER

                                                      2,700,923
          NUMBER OF                             --------------------------------
           SHARES                               6. SHARED VOTING POWER
         BENEFICIALLY
            OWNED                                          0
           BY EACH                              --------------------------------
          REPORTING                             7. SOLE DISPOSITIVE POWER
         PERSON WITH
                                                      2,700,923
                                                --------------------------------
                                                8. SHARED DISPOSITIVE POWER

                                                           0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,700,923
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         8.7%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1.      Name and Address of Issuer

             (a)      International DisplayWorks, Inc.

             (b)      599 Menlo Drive, Suite 200
                      Rocklin, California 95765

Item 2. Name, Address and Citizenship of Person Filing; Class of Securities and CUSIP Number

             (a)      Stephen C. Kircher

             (b) c/o International DisplayWorks, Inc. 599 Menlo Drive, Suite 200 Rocklin, California 95765

             (c)      USA

             (d)      Common Stock

             (e)      459412 102

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)   [ ]    Broker or Dealer registered under Section 15 of the Act

(b)   [ ]    Bank is defined in Section 3(a)(6) of the Act

(c)   [ ]    Insurance Company as defined in Section 3(a)(19) of the
             Act

(d)   [ ]    Investment Company registered under Section 8 of the
             Investment Company Act

(e)   [ ]    Investment  Adviser  registered under Section 203 of the Investment
             Advisers Act of 1940

(f)   [ ]    Employee  Benefit  Plan,  Pension  Fund  which  is  subject  to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

(g)   [ ]    Parent  Holding  Company, in accordance with ss.240.13d-1(b)(ii)(G)
             (Note: See Item 7)

(h)   [ ]    Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4.      Ownership

             (a) Amount Beneficially Owned: 2,700,923(1)

             (b) Percent of Class: 8.7%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote:    2,700,923(1)
                 (ii)  shared power to vote or to direct the vote:          0
                 (iii) sole power to dispose or to direct the
                       disposition of:                              2,700,923(1)
                 (iv)  shared power to dispose or to direct the
                       disposition of:                                      0

         ---------------------
         (1) Includes 2,199,000 shares of Common Stock held by the Kircher Family Trust, 100,000 shares owned by the reporting person's son, D.S. Kircher, 100,000 shares owned by the reporting person's son, S.W. Kircher, 30,000 shares owned by the Kircher Family Foundation, options to purchase 52,000 shares of Common Stock exercisable within 60 days and warrants to purchase 219,000 shares of Common Stock exercisable within 60 days held by the Kircher Family Trust.

Item 5.      Ownership of Five Percent or Less of a Class

             If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.      Ownership of More than Five Percent on Behalf of Another Person

             Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

             Not applicable.

Item 8.      Identification and Classification of Members of the Group

             Not applicable.

Item 9.      Notice of Dissolution of Group

             Not applicable.

Item 10.     Certification

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transactions having that purposes or effect.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: January 18, 2005                         /s/ Stephen C. Kircher
      ----------------                         ---------------------------------
                                               Stephen C. Kircher, an individual



                                       6